LETTER AGREEMENT

AMG Managers Emerging Opportunities Fund

Fund Management Agreement

March 1, 2019

AMG Funds LLC

600 Steamboat Road, Suite 300

Greenwich, CT 06830

Attn: Keitha L. Kinne, Chief Operating Officer

Re:	Fund Management Agreement between AMG Funds LLC (formerly The Managers Funds LLC) (the “Adviser”) and AMG Funds I (formerly Managers Trust I) (the “Trust”), dated as of August 1, 2000, and as amended from time to time (the “Fund Management Agreement”)

Ladies and Gentlemen:

Pursuant to Section 11 of the Fund Management Agreement, the Trust hereby notifies you that Appendix B to the Fund Management Agreement is amended, effective as of the date hereof, to reflect a revised advisory fee (the “New Advisory Fee”) that has been agreed to by the Trust and the Adviser with respect to AMG Managers Emerging Opportunities Fund, a series of the Trust. Attached as Appendix A is an amendment to Appendix B to the Fund Management Agreement setting forth the annual fee the Trust will pay the Adviser on behalf of AMG Managers Emerging Opportunities Fund pursuant to Section 6 of the Fund Management Agreement. Appendix A supplements and supersedes any information to the contrary relating to AMG Managers Emerging Opportunities Fund contained in Schedule A to the Fund Management Agreement.

Please acknowledge your agreement to the New Advisory Fee as set forth on Appendix A by executing this letter agreement in the space provided below and then returning it to the undersigned.

Sincerely,

AMG Funds I

By:
Name: Thomas Disbrow
Title: Treasurer, Chief Financial Officer and Principal Financial Officer

ACKNOWLEDGED AND ACCEPTED

AMG Funds LLC

By:
Name: Keitha L. Kinne
Title: Chief Operating Officer
Date: March 1, 2019

Appendix A

AMENDMENT TO

APPENDIX B

Annual rate of management fees, expressed as a percentage of the average net asset value of the series:

Name of Series	Annual Percentage Rate of Management Fee
AMG Managers Emerging Opportunities Fund	0.74%